Exhibit 10.3
August 24, 2008
PERSONAL AND CONFIDENTIAL
Mr. David H. Morgan
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649
Re:      Separation and Transition Agreement
Dear David:
This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding your continued employment with, and transition and departure from, Quiksilver, Inc., and any of its affiliates, subsidiaries or divisions, including, without limitation, Pilot SAS, a Société par Actions Simplifiée and a wholly-owned indirect subsidiary of Quiksilver, Inc. (collectively, “Quiksilver” or the “Company”). This Agreement completely supersedes and replaces all other agreements you may have with the Company, including, but not limited to, that certain Employment Agreement dated December 22, 2006. In that regard, we have agreed as follows:
1.	End of Employment Relationship; Severance Pay.
A.	Your employment with the Company will end for all purposes on the first to occur of (i) October 31, 2008, or (ii) the date that is two (2) weeks following full execution of a definitive agreement of the Company to sell Skis Rossignol S.A.S. (“Rossignol”) (the “Separation Date”); provided, however, that in the event (ii) occurs prior to (i), Quiksilver may, at its option and upon notice to you, require the Separation Date to be deferred to a date certain prior to October 31, 2008. Effective as of the Separation Date, you are resigning as Executive Vice President and Chief Operating Officer of the Company. You are also resigning as a director and officer from any of the Company’s subsidiaries where you serve in any such capacity. Following the Separation Date, the Company has no obligation to continue to support a Petition for O-1 visa status.

B.	In connection with the end of your employment, and conditioned upon your continued employment through the Separation Date, the Company or its affiliates will pay you severance pay in the combined total amount of up to USD $712,000
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(with USD $500,000 in guaranteed payments), less required tax deductions and withholdings (“Severance Pay”), payable as follows:
(1)	One lump sum payment of USD $251,000, less required tax deductions and withholdings, payable on May 15, 2009;

(2)	Six equal payments of USD $41,500 each (for a total of USD $249,000), less required tax deductions and withholdings, payable monthly from June 15, 2009, to November 15, 2009; and

(3)	A lump sum payment equal to USD $212,000, less (i) wages or consulting payments earned or received by you from any source (other than Quiksilver) during the 18-month period following the Separation Date, (ii) amounts received by you pursuant to any unemployment insurance program (including the Assurance Chômage in France) or collective-bargaining agreement during the 18-month period following the Separation Date, and (iii) required tax deductions and withholdings, payable on May 14, 2010.
C.	The Company may pay the Severance Pay and the Rossignol Success Fee (referenced in Paragraph 3 below) in USD or EUR, or a combination thereof.

D.	You will not be required to perform any duties following the Separation Date, although you agree to be available telephonically if necessary to respond to limited follow-up questions relating to the sale of Rossignol.

E.	Your health insurance coverage will cease after the Separation Date, unless you timely elect and pay for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

F.	Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date, under any Company 401(k) or employee welfare benefit plan, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

G.	Except for any continuing and surviving obligations of yours thereunder (e.g., protection of Quiksilver’s trade secrets and proprietary and confidential information), any and all employment agreements you may have with Quiksilver (including, without limitation, that certain employment agreement dated December 22, 2006) are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreement.

H.	After the Separation Date, you are not eligible for, and will not receive, any other compensation or benefit except as specifically provided herein (including, but not limited to, any additional bonuses, incentives, stock option grants, stock grants, payments with respect to any outstanding awards under the Company’s Long
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Term Incentive Plan or the Annual Incentive Plan, expense reimbursement, relocation benefits or employee benefits).
I.	Internal Revenue Code.
(1)	In the event that any payment or benefit received or to be received by you under this Agreement, including, without limitation, cash payments and acceleration of stock options (collectively, the “Payments”) would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):
•	2.99 times your Average Compensation (as defined below),
or
•	the amount which yields you the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.
The present value of the Payments will be measured as of the Separation Date and determined in accordance with the provisions of Code Section 280G(d)(4).

Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Separation Date occurs. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.

(2)	To the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Code, such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum after the end of the six-month period) and the Treasury Regulations and the transitional relief thereunder; provided, however, that in no event will the Company be required to provide you with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax and/or interest under Code Section 409A or in the event that the Company
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changes the time or form of your payments or benefits in accordance with this Paragraph.
J.	The Company may terminate your employment prior to the Separation Date immediately for “Cause,” in which event you will not be eligible for either the Severance Pay or Rossignol Success Fee. For purposes of this Agreement, “Cause” shall mean (i) your death, (ii) willful misconduct in the performance of your duties, (iii) commission of a felony or violation of law involving moral turpitude or dishonesty, (iv) self-dealing, (v) willful breach of duty, (vi) habitual neglect, or (vii) a material breach by you of your obligations under this Agreement. If the Company terminates your employment without Cause prior to November 1, 2008, you will receive the Severance Pay and you will remain eligible for the Rossignol Success Fee, subject to the provisions of Paragraphs 1 and 3 hereof.
2.	Stock Options and Restricted Stock.
A.	Attached hereto as Attachment “A” is a schedule of your vested and unvested stock options and restricted stock as of the date of this Agreement. All of your unvested stock options which have not previously expired will accelerate and vest on the Separation Date. Any unexercised stock options on the Separation Date which have not previously expired will remain exercisable for a period of twelve (12) months following the Separation Date, after which they will expire and cease to be exercisable; provided, however, that in no event may such stock options be exercised after their expiration date set forth in your stock option documents, and they may terminate and cease to be exercisable earlier in the event of a corporate transaction as provided in your individual stock option agreements. All other terms of your stock options shall continue to be governed by the applicable plan pursuant to which they were issued and the applicable stock option agreements.

B.	On the Separation Date, all 82,000 shares of restricted stock of the Company held by you (copies of which you have reviewed incident to the execution of this Agreement) shall expire and be surrendered to the Company.

C.	Please note that certain “blackout” periods under the Company’s Policy Prohibiting Insider Trading (a copy of which you have previously received) may continue to apply to you for some time following the Separation Date, and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information.
3.	Strategic Advisory Services; Rossignol Success Fee.
A.	You agree that from the date of this Agreement through and including the Separation Date, you shall provide exclusive strategic advisory services in connection with the Company’s sale of Rossignol or any of its affiliates or subsidiaries. Your primary contacts with respect to such services shall be Charlie Exon, Joe Scirocco, and Bob McKnight.
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B.	You are eligible to receive a cash bonus payment equal to USD $660,000, less required withholdings and deductions, upon the Company’s successful sale and disposition of Rossignol, conditioned upon your continued active employment through the Separation Date (“Rossignol Success Fee”); provided, however, that if (i) you fully satisfy your obligations under this Agreement, (ii) a definitive agreement for the Company’s sale of Rossignol is fully executed on or before the Separation Date, and (iii) the sale does not close within six (6) months thereafter through no fault of your own, you remain eligible for the Rossignol Success Fee. The Rossignol Success Fee is payable within fifteen (15) business days following the closing of the Rossignol sale transaction, or, in the case of the proviso in subparagraph (B) above, within fifteen (15) business days following the six (6)-month period referenced therein.
4.	Full Understanding and Voluntary Acceptance.

Quiksilver advises you to consult an attorney prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.

5.	Return of Property/Non-Solicitation.
A.	Except as otherwise provided below, all Company Property must be returned within a reasonable period of time after the Separation Date. By signing this Agreement, you confirm that you will return all keys, magnetic access cards and all other means of access to the property or offices of the Company, and all other Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, cell phones, PDA’s, BlackBerries, fax machines, pagers, files, personnel forms, accounting information and spreadsheets, budgets, compensation data, business plans, documents and any other property of the Company (“Company Property”) and that you will not copy, download or retain any such materials.

Notwithstanding the foregoing, you may retain your laptop computer, provided that you deliver the same to the Company within a reasonable period of time after the Separation Date to have the memory erased and software removed by the Company. (Your personal information, such as photographs, will be copied to a disk upon your request.) You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver, or its products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

B.	You agree that, for a period of one (1) year after the Separation Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to
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solicit, divert or induce, any individual who is then an employee of the Company or any of the Released Parties (as defined below) to terminate his or her employment; or (ii) induce or attempt to induce any individual or entity who is a supplier, distributor or customer of the Company or any of the Released Parties not to continue as a supplier, distributor or customer.
6.	General Release of All Claims.
A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment with the Company; (ii) any restrictions on the right of Quiksilver to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any Employment Agreement (including, without limitation, that certain agreement dated December 22, 2006, and my letter dated May 20, 2008); (iv) any stock options or restricted stock (other than as provided in Paragraph 2 of this Agreement); (v) any outstanding awards pursuant to the Company’s Long Term Incentive Plan or Annual Incentive Plan; and/or (vi) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, (c) waive any rights or claims that are unwaivable as a matter of law, whether under United States, French or California law, or (d) waive any rights you may have to indemnity under the Company’s By-Laws, any individual indemnification agreement between you and the Company, California Labor Code § 2802 or as otherwise required by law. In addition, except for acts or omissions that are grossly negligent or amount to willful misconduct, the Company hereby agrees to forever waive and release you from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which it ever had, now has, or may claim to have against you. As of the date of its execution of this Agreement, the Company represents that it is not aware of any such gross negligence or willful misconduct.
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B.	You also agree to waive and relinquish all rights and benefits you may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
7.	Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.

8.	Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

9.	Entire Agreement and Arbitration.

This Agreement constitutes the entire agreement between you and Quiksilver pertaining to the subject matter hereof and fully supersedes and completely replaces any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof, including, without limitation, that certain Employment Agreement dated December 22, 2006, and the May 20, 2008, proposal that we agreed to recommend to the Compensation Committee. Both you and the Company agree to cooperate in the execution of any additional documents reasonably necessary to effectuate this Agreement (for example, documents recommended by the Company’s counsel in France). After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Released Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of the American Arbitration Association.
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10.	Signature and Revocation Periods.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired.
By signing below, you voluntarily accept the terms contained in this Agreement.
David, we thank you for your service to Quiksilver, and we wish the best for you and your family in the future.
Sincerely,
QUIKSILVER, INC.

By:
Charles S. Exon
Chief Administrative Officer, Secretary and General Counsel

I HAVE READ, UNDERSTAND AND VOLUNTARILY
AGREE TO THE ABOVE AFTER CONSULTATION
WITH MY ATTORNEY.

David H. Morgan	Date
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ATTACHMENT “A”
STOCK OPTIONS — DAVID MORGAN
Non-Qualified Stock Options

				Currently
Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Currently Exercisable
12/27/05	12/28/15	75,000	$13.7700	75,000	50,000
					25,000 on 12/27/08

12/20/06	12/21/16	75,000	$15.5500	75,000	25,000
					25,000 on 12/20/08
					25,000 on 12/20/09

12/26/07	12/27/17	60,000	$9.0000	60,000	0
					20,000 on 12/26/08
					20,000 on 12/26/09
					20,000 on 12/26/10

Option Totals				210,000	75,000

Restricted Stock

Grant Date	Expiration Date	Granted	Grant Price	Outstanding	Exercisable
09/29/06	9/29/16	60,000	$0.0000	60,000	0
					60,000 on 9/29/11

12/26/07	12/27/17	22,000	$0.0000	22,000	0
					22,000 on 12/26/10

Restricted Stock Totals				82,000	-0-

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